                                                                   Exhibit 10.33

                                SUPPLY AGREEMENT

     This Supply Agreement, together with exhibits attached hereto ("Agreement"), effective as of October 15, 2002 (the "Effective Date"), is entered into by and between Third Wave Technologies, Inc., organized under the laws of Delaware and having its principal place of business at 502 S. Rosa Road, Madison, Wisconsin 53719 ("TWTI"), and ACLARA BioSciences, Inc., organized under the laws of Delaware and having its principal place of business at 1288 Pear Avenue, Mountain View, California 94043 ("ACLA"). TWTI and ACLA may each be referred to herein individually as a "Party" or, collectively, as "Parties."

                                    Recitals

     Whereas, TWTI has technology and intellectual property for, among other things, genetic analysis and life science research and testing, including test kits, components, and other products and services based upon its Invader(R) platform and/or Cleavase(R) enzymes; and

     Whereas, ACLA has technology and intellectual property for, among other things, genetic analysis and life science research and testing, including products, services, and components based upon ACLA's eTag(TM) technology; and

     Whereas, TWTI and ACLA entered into a Development and Commercialization Agreement, dated October 24, 2001, which the Parties wish to terminate and supersede in its entirety (except as set forth in the License Agreement); and

     Whereas, TWTI and ACLA are entering into the License Agreement (as defined below) which terminates the Development and Commercialization Agreement and provides ACLA with certain rights including without limitation, the right to commercialize certain assay products that perform multiplexed gene expression using ALCA's eTag technology and TWTI's Invader(R) technology and Cleavase(R) enzymes; and

     Whereas, TWTI and ACLA are entering into this Agreement in order to set forth the terms and conditions for supply of Cleavase(R) enzymes to be used in Licensed Product under the License Agreement.

     Now, Therefore, in consideration of the promises and undertakings set forth herein, the Parties agree as follows:

                                   ARTICLE 1

                                   Definitions

     Capitalized terms not otherwise defined herein will have the meaning set forth below:



Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

     1.1 Terms from the License Agreement. Each of the terms "Cleavage Enzyme," "Cleavase Enzyme," "Confidential Information," "Development and Commercialization Agreement," "Diagnostic Procedures," "Enabled Customer," "End User," "GAAP," "Gene Expression Field," "Genotyping Field," "Intellectual Property Rights," "InvaderCreator Access Agreement," "Invader Reaction," "Licensed Product," "Multiplexed Invader Application," "Patents," "Probe Set," and "Target," shall have the meaning given to the particular term in the License Agreement.

     1.2 "Acceptance Certificate" shall mean a certificate of analysis signed and dated by an ACLA employee qualified and duly authorized to certify that the results of assays conducted on an indicated shipment of Cleavage Enzyme hereunder conforms to the Specifications therefor and indicating acceptance of such shipment. The Acceptance Certificate shall include without limitation a description of the pertinent assay(s) conducted, the date on which it was (they were) conducted, and the results of the assay(s).

     1.3 "Certificate of Nonconformance" shall mean a certificate of analysis signed and dated by an ACLA employee qualified and duly authorized to certify that the results of assays conducted on an indicated shipment of Cleavage Enzyme hereunder do not conform to the Specifications therefor and indicating the reason(s) for non-conformance. The Certificate of Nonconformance shall include without limitation a description of the pertinent assay(s) conducted, the date on which it was (they were) conducted, and the results of the assay(s).

     1.3 "Control" means, (A) with respect to an item of Technology or an Intellectual Property Right, possession by TWTI of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Technology to ACLA, and to grant and authorize the licenses, and sublicenses, as applicable, of or within the scope granted to ACLA in Section 2.10 of this Agreement and in the License Agreement without giving rise to any of the following: (i) a violation of the terms of any written agreement with any Third Party; (ii) a violation or infringement of any Patent, copyright, trade secret, or other Intellectual Property Right of any Third Party; (iii) TWTI being required to pay any royalty or other consideration to any Third Party that would not have been required had a license not been provided under this Agreement; (iv) a violation of any law, regulation, rule, code, order or other requirement of any federal, state, foreign, local, or other government body or the need for any additional permits, payments, authorizations, or approvals under any such law, regulation, rule, code, order or requirement. Notwithstanding, the provisions of clause (iii) of this Section 1.3, an item of Technology or an Intellectual Property Right shall be deemed to be Controlled by TWTI for purposes of clause (iii) above, if ACLA agrees in writing to (A) reimburse TWTI for all amounts payable to a Third Party that would not have been required had a license not been provided under this Agreement or pay such amounts directly to such Third Party, at the election of TWTI, and (B) reimburse TWTI for fifty percent (50%) of any upfront, licensing, milestone or other consideration payable to such Third Party, (but excluding from this clause (B): (1) consideration payable as a result solely of the exercise of rights under such item of Technology or Intellectual Property Rights by other than entities acting by or under authority of the ACLA (i.e. running royalties) and (2) amounts included in clause (A) above).

     1.4 "Deposit Materials" means, with respect to each particular Cleavage Enzyme that is identified in Exhibit 2.2, as amended from time to time in accordance with this

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Agreement, instructions, specifications, Standard Operating Procedure and other descriptions of the composition and manufacturing process, quality control and assurance, fill and finish, and storage procedures and production lot records of such Cleavage Enzyme, including a description of the suppliers, raw materials, processes, equipment, and instruments used for the manufacture, quality control and assurance, fill and finish, and storage procedures of such Cleavage Enzyme. Deposit Materials shall include working cell stock and plasmids derived from TWTI's master cell line for each such particular Cleavage Enzyme and one milligram (1 mg) of unexpired Cleavage Enzyme (not necessarily manufactured from the working cell stock). Each item within the Deposit Materials shall be provided in sufficient detail and quantity as reasonably necessary to enable ACLA or its contract manufacturer to manufacture such Cleavage Enzyme in the same manner as such manufacture is performed by TWTI; provided that Deposit Materials shall not be required to include any Technology that is not Controlled by TWTI.

     1.5 "Failure to Supply," "Failed to Supply," and the like, means, with respect to each Cleavage Enzyme identified in Exhibit 2.2, as amended from time to time in accordance with this Agreement, that TWTI did not supply in the particular calendar month at least *** of the total quantity of such Cleavage Enzyme that TWTI was obligated to supply in such calendar month under this Agreement for any reason.

     1.6 "License Agreement" means that certain written agreement by and between ACLA and TWTI titled "License Agreement" entered into and effective on even date herewith.

     1.7 "Lot" shall mean, with respect to a particular Cleavage Enzyme, (i) the quantity of enzyme purified from a single fermentation culture or (ii) enzyme purified from multiple fermentation cultures and pooled.

     1.8  "Manufacturing Entity" shall have the meaning as set forth in Exhibit
2.11 hereto.

     1.9 "Pre-Shipment Sample" shall mean a sample of a Lot delivered to ACLA pursuant to Section 2.8(g) for the purpose of determining whether said Lot conforms to the Specifications.

     1.10 "Quality Assurance Certificate" shall mean a certificate of analysis signed and dated by a TWTI employee qualified and duly authorized to certify that the results of assays conducted on a particular Lot of Cleavage Enzyme conforms to the Specification, for such Cleavage Enzyme, as amended from time to time. The Quality Assurance Certificate shall include a description of the pertinent assay(s) conducted, the date on which it was (they were) conducted, and the results of the assay(s).

     1.11 "Release Condition" means, with respect to each Cleavage Enzyme identified in Exhibit 2.2, as amended from time to time in accordance with this Agreement, that: (i) TWTI has Failed to Supply the quantities of such Cleavage Enzyme that TWTI was obligated to supply under this Agreement in any *** consecutive calendar months or any *** consecutive calendar months, and (ii) such failures have caused ACLA to be unable to meet its supply obligations to

_____________
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Non-Affiliate Third Parties or to meet its and/or its Affiliates own internal use needs, all in accordance with ACLA's rights in the License Agreement, as reasonably demonstrated by ACLA.

     1.12  "Specification" means:

           (a) with respect to each Cleavage Enzyme set forth in Exhibit 2.2 as of the Effective Date, the written specifications for such Cleavage Enzyme set forth in Exhibit 2.2 as of the Effective Date, as such specifications are modified solely by mutual written agreement of the Parties in accordance with this Agreement; and

           (b) with respect to a Cleavage Enzyme not set forth in Exhibit 2.2 as of the Effective Date, but added to Exhibit 2.2 from time to time in accordance with Section 2.4(d), the written specifications for the Cleavage Enzyme as initially mutually agreed upon by both Parties in writing for purposes of supply under this Agreement, as such specifications are subsequently modified solely by mutual written agreement of the Parties in accordance with this Agreement; and

           (c) with respect to functional and quality control tests for analyzing a particular Cleavage Enzyme for conformance with its Specifications, the written specifications for such functional or quality control test as set forth in Exhibit 2.2 as such specifications are subsequently modified solely by mutual written agreement of the Parties and mutually agreed in writing from time to time in accordance with this Agreement.

     1.13 "Standard Operating Procedures" shall mean TWTI's written protocol for performing quality control assays under this Agreement relating to the analysis of a particular quantity of Cleavage Enzyme to determine whether such quantity conforms to the applicable Specifications prior to release of such quantity of Cleavage Enzyme identified on Exhibit 2.2, as amended from time to time in accordance with this Agreement, including, without limitation, the applicable quantitative measurement of the activity and level of contaminants of such quantity of Cleavage Enzyme. Standard Operating Procedures shall be written in a style and shall include a level of detail sufficient for a qualified microbiologist to understand and implement the protocol.

     1.14 "Statement of Non-Compliance" shall mean a certificate of analysis signed and dated by an ACLA employee qualified and duly authorized to certify that the results of assays conducted on an indicated shipment of Cleavage Enzyme hereunder does not conform to the Specifications therefor. The Statement of Non-Compliance shall include a description of the pertinent assay(s) conducted, the date on which it was (they were) conducted, and the results of the assay(s).

     1.15  "Term" shall have the meaning set forth in Section 7.1.

     1.16 "Transfer Price" shall mean: (i) with respect to each Cleavage Enzyme identified in Exhibit 2.2 as of the Effective Date, the price set forth in
Exhibit 1.16 as of the Effective Date, as subsequently modified solely in accordance with this Agreement; and (ii) with respect to each Cleavage Enzyme not identified in Exhibit 2.2 as of the Effective Date, the price to which the Parties mutually agree in writing, subject to Section 2.4(d) of this Agreement, as subsequently modified solely in accordance with this Agreement.

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     1.17  "TWTI Technology" means (i) any and all Patent claims to the extent
Controlled by TWTI during the Term and claiming any composition, method, product, or improvement, modification, enhancement, or adaptation thereof that is or are necessary or useful to manufacture each particular Cleavage Enzyme identified in Exhibit 2.2, as amended from time to time in accordance with this Agreement; (ii) any and all trade secrets and know how to the extent both Controlled by TWTI during the Term and necessary or useful for the manufacture of each particular Cleavage Enzyme identified in Exhibit 2.2, including without limitation those embodied in the Deposit Materials for the particular Cleavage Enzyme. For clarity, nothing herein shall require TWTI to disclose prior to a Release Condition, any trade secrets except those embodied in the Deposit Materials.

                                   ARTICLE 2

                                     SUPPLY

     2.1 Terms and Conditions. All supply of each Cleavage Enzyme by TWTI to ACLA shall be subject to the terms and conditions of this Agreement. ANY TERMS OR CONDITIONS OF ANY PURCHASE ORDER OR ACKNOWLEDGMENT GIVEN OR RECEIVED WHICH ARE ADDITIONAL TO OR INCONSISTENT WITH THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED AND REJECTED.

     2.2   Supply; Restricted Rights.

           (a) General. Subject to the terms and conditions of this Agreement and the License Agreement, TWTI shall supply each Cleavage Enzyme identified in
Exhibit 2.2, as amended from time to time in accordance with this Agreement, to ACLA, and ACLA shall purchase from TWTI all of its requirements for Cleavage Enzyme used as part of a Licensed Product, except to the extent that ACLA or a Third Party appointed by ACLA manufactures Cleavage Enzyme in accordance with
Section 2.10.

           (b) Limited Use. It is acknowledged and agreed that all Cleavage Enzyme transferred to, or manufactured by or for, ACLA under this Agreement is and shall be only for distribution and use under and in accordance with the License Agreement as part of Licensed Products to perform Multiplexed Invader Applications. Except for the rights expressly granted under the License Agreement, no right, title, or interest of any nature whatsoever is or shall be granted whether as a result of sale or transfer, by implication, estoppel, reliance, or otherwise, with respect to any Cleavage Enzyme. Any distribution, use, or other exploitation of Cleavage Enzyme not in accordance with this Agreement or the License Agreement shall be considered to be unlicensed and is hereby prohibited. ALL RIGHTS WITH RESPECT TO CLEAVAGE ENZYME THAT ARE NOT SPECIFICALLY GRANTED IN THE LICENSE AGREEMENT ARE RESERVED TO TWTI. ACLA shall use reasonable commercial efforts (i) to limit the use and other exploitation of the Cleavage Enzyme supplied by TWTI, or manufactured by ACLA, under this Agreement to use in accordance with the License Agreement, (ii) if it comes to ACLA's attention, to terminate and cure promptly the unauthorized use and other exploitation of Cleavage Enzyme supplied by TWTI, or manufactured by ACLA, under this Agreement, which shall include without limitation providing prompt notice of termination, and (iii) to obtain terms in its agreements with others pursuant to this Agreement, which shall include without limitation the power to terminate all of the applicable party's rights with respect to, and obtain the return of, all Cleavage Enzyme and TWTI Confidential Information within thirty (30) days after notice of breach and failure to cure.

     2.3   Forecasts. ACLA will provide forecasts as set forth in this Section
2.3 of the quantities of each Cleavage Enzyme in Exhibit 2.2 which are estimated to be required by ACLA for distribution and use as part of Licensed Product in accordance with the License Agreement and this Agreement. At least three (3) calendar months prior to the start of each calendar quarter during the Term, ACLA shall provide TWTI with a rolling written forecast ("Forecast") of the quantities of each Cleavage Enzyme (identified by name and part number) estimated by ACLA to be required for distribution and use in accordance with the License Agreement, on a calendar month by calendar month basis, during such calendar quarter. ACLA shall purchase, and TWTI shall supply, the quantities of such Cleavage Enzyme set forth in each Forecast to the extent set forth in
Section 2.4.

     2.4   Orders.

           (a) Orders. Prior to the start of each calendar quarter during the Term, ACLA shall place its firm order with TWTI, setting forth trade units, delivery dates and shipping instructions with respect to each shipment, for delivery in each calendar month of such calendar quarter, of that quantity of each Cleavage Enzyme supplied by or on behalf of TWTI equal to or greater *** of the quantity of such Cleavage Enzyme forecast for such month in the Forecast provided for such calendar quarter in accordance with Section 2.3. TWTI shall accept such orders from ACLA for each Cleavage Enzyme identified in Exhibit 2.2, subject to the remaining terms and conditions of this Agreement, provided that TWTI shall not be obligated to accept orders for any particular Cleavage Enzyme for any particular calendar month to the extent that the quantity of the particular Cleavage Enzyme ordered for delivery in such month exceeds *** of the quantity of such Cleavage Enzyme forecast for such month in accordance with
Section 2.3; but TWTI shall use reasonable commercial efforts to fill orders for such excess quantities from available supplies, taking into account TWTI's own use, distribution and other obligations. ACLA shall not order any Cleavage Enzyme that is intended to be distributed, used, or otherwise exploited other than in accordance with the License Agreement.

           (b) Minimum Order Quantities. ACLA shall order each Cleavage Enzyme in the minimum order quantities provided for on Exhibit 2.2, as amended from time to time in accordance with this Agreement.

           (c) Form of Order. Within thirty (30) days of the Effective Date, the parties shall mutually approve in writing a standard form of purchase order for use by ACLA in ordering Cleavage Enzymes hereunder, such approval to not be unreasonably withheld. For clarity, TWTI shall have the right to withhold its approval of any form of purchase order that attempts to materially amend or supplement the terms or conditions of this Agreement. All of ACLA's orders for Cleavage Enzyme shall be made pursuant to such written purchase order form and shall provide for shipment in compliance with Section 2.6. TWTI shall use reasonable

_______________
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

commercial efforts to notify ACLA within ten (10) days from receipt of a purchase order of its ability or inability to fill any amount(s) and delivery date(s) of such order, provided that such notice will not waive any of the supply obligations of TWTI hereunder.

           (d) Enzyme Improvements; Changes. It is acknowledged that TWTI may from time to time during the Term make additions, modifications or improvements to Cleavage Enzyme identified in Exhibit 2.2 as well as to other Cleavage Enzymes. If TWTI makes such an addition, modification or improvement, and reasonably believes such new, modified or improved Cleavage Enzyme would be useful generally as a component of Licensed Products under the License Agreement then TWTI will promptly notify ACLA of such new, modified, or improved Cleavage Enzyme, provided TWTI Controls such Cleavage Enzyme. TWTI shall provide ACLA with a reasonable sample quantity provided that such Cleavage Enzyme is available for production in commercial quantities, and has been supplied to a minimum of three Third Parties. If requested by ACLA based upon its testing of such samples, the Parties will amend Exhibit 2.2 to include such new, modified, or improved Cleavage Enzyme for purchase under this Agreement; provided that the Parties have agreed in writing to the Specifications for the new, modified, or improved Cleavage Enzyme and the Parties have agreed in writing, subject to
Section 2.5(c), upon a Transfer Price for the Cleavage Enzyme. Subject to the foregoing, Exhibit 2.2 may be amended only by mutual written agreement of TWTI and ACLA.

           (e) Specifications. The Parties may amend the Specifications for any particular Cleavage Enzyme hereunder from time to time by mutual written agreement. Without limiting the foregoing, it is understood that the Specifications that exist as of the Effective Date are inadequate for full testing of functional requirements for use of Cleavage Enzymes in Multiplexed Invader Applications. Accordingly, the Parties hereby agree that promptly after the Effective Date the Parties shall cooperate to specify and implement a mutually agreeable functional assay that incorporates one or more Aclara Components (each such assay, an "eTag Functional Assay"). The Parties shall use commercially reasonable efforts to complete such development within sixty (60) days of the Effective Date, and to incorporate such eTag Functional Assay into the Specifications for the applicable Cleavage Enzyme and Standard Operating Procedures therefor promptly thereafter.

     2.5   Transfer Prices.

           (a) Pricing. ACLA shall pay to TWTI in accordance with this Agreement the Transfer Price for each Cleavage Enzyme supplied by TWTI under this Agreement

           (b) Escalation. Subject to Section 2.5(c) below, TWTI shall have the right to increase the Transfer Price for each Cleavage Enzyme under this Agreement in each calendar year by an amount that does not exceed the total aggregate percentage increase in the CPI Index for the preceding calendar year. As used herein, the "CPI Index" shall mean the US Bureau of Labor Statistic's Consumer Price Index - All Urban Customers (CPI-U), US City Average, all items, 1982-84=100, not seasonally adjusted.

           (c) Most Favored Pricing. If, during the Term, with respect to quantities of a particular Cleavage Enzyme transferred to ACLA hereunder, the Transfer Price hereunder and, if applicable, additional amounts payable to TWTI in accordance with Section 4.6 of the License

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Agreement for such Cleavage Enzyme (such additional amounts, the "Transfer Price
Reconciliation") is greater than the Equivalent Enzyme Price for similar quantities of Equivalent Enzyme charged to a Third Party in connection with an arrangement on substantially similar terms, then the Transfer Price (together with the Transfer Price Reconciliation, if applicable) for such Cleavage Enzyme shall be reduced so that the Transfer Price (together with the Transfer Price Reconciliation, if applicable) for such Cleavage Enzyme to be equal to the Equivalent Enzyme Price, but only to the extent and for so long as such more favorable Equivalent Enzyme Price is available to such Third Party.

For purpose of this Section 2.5(c) the following terms shall have the meanings set forth below:

               (i) "Equivalent Enzyme" means, with respect to a particular Cleavage Enzyme, the same Cleavage Enzyme or any other functionally equivalent nuclease enzyme supplied by TWTI to a Third Party.

               (ii) "Equivalent Enzyme Price" means the fair market value of all consideration (including all non-cash consideration) paid or payable to TWTI by a Third Party with respect to the transfer of a particular Equivalent Enzyme.

           (d) No Exhaustion. Notwithstanding any payment by ACLA to TWTI of a Transfer Price for Cleavage Enzyme under this Agreement, ACLA acknowledges and agrees that all amounts set forth as being payable pursuant to the License Agreement from the sale of the Licensed Products shall be payable to TWTI. In particular, no transfer of Cleavage Enzyme to ACLA shall be considered to exhaust TWTI's right to receive payments under the License Agreement, it being acknowledged that the Transfer Prices for Cleavage Enzyme have not been established in a manner intended to fully compensate TWTI for the Cleavage Enzyme or licenses under the License Agreement.

     2.6 Delivery. All Cleavage Enzyme delivered to ACLA pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with the applicable Specifications, marked for shipment to the destination point indicated in ACLA's purchase order, and shipped FOB (as defined under the Uniform Commercial Code) point of shipment. Such packing, and the manner of shipment, shall be sufficient to prevent damage, contamination, or degradation during shipment and during unpacking at the destination. All freight, insurance and other shipping expenses from the point of shipment shall be borne by ACLA. The carrier shall be selected by ACLA and TWTI, provided that in the event no agreement is reached, ACLA shall select the carrier. With respect to exact delivery dates, TWTI shall use all reasonable commercial efforts to ship quantities of Cleavage Enzyme for delivery on the dates specified in ACLA's purchase orders submitted in accordance with this Agreement to the extent such dates are consistent with the forecasted quantities TWTI is obligated to supply hereunder. For clarity, it is understood and agreed that title to all Cleavage Enzyme supplied by or on behalf of TWTI hereunder shall transfer to ACLA upon acceptance thereof by ACLA in accordance with Section 2.8(a) below, however risk of loss of Cleavage Enzyme shall transfer to ACLA at the time of delivery to the carrier for transport to ACLA's designated point of delivery.

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     2.7   Invoicing. TWTI shall submit invoices to ACLA no earlier than shipment by TWTI. All invoices shall be sent to ACLA's address for notices hereunder or such other address as designated by ACLA in writing, and each such invoice shall state ACLA's aggregate and unit prices for the Cleavage Enzyme, and shall separately itemize any insurance, taxes or other costs incident to the transfer or shipment initially paid by TWTI but to be borne by ACLA hereunder. In the event of any discrepancy, ACLA shall inform TWTI in writing within thirty
(30) days of receipt of a particular shipment, specifying the shipment, the purchase order number, and the exact nature of the discrepancy between the order and the shipment, or the exact nature of the discrepancy in the shipping or other charges, as applicable, otherwise such shipment and applicable charges shall be deemed correct.

     2.8   Product Inspection.

           (a) Specifications. TWTI shall, prior to shipment, analyze each Lot from which Cleavage Enzymes will be shipped to ACLA hereunder for conformity to the Specifications therefor. If the results of such analysis indicate that such Lot of Cleavage Enzyme conforms to such Specifications therefor, TWTI may ship Cleavage Enzyme from such Lot to ACLA, together with a Quality Assurance Certificate. Within thirty (30) days of receiving a shipment of Cleavage Enzyme and accompanying Quality Assurance Certificate, ACLA shall inform TWTI, pursuant to Section 2.9, that said shipment either conforms to Specifications by delivering to TWTI an Acceptance Certificate or does not conform to such Specifications by delivering to TWTI a Statement of Non-Compliance. If ACLA does not deliver an Acceptance Certificate, and does not deliver a Statement of Non-Compliance, to TWTI within such thirty (30) day time period, the shipment shall be deemed to be conforming and accepted by ACLA.

           (b) Specifications Testing. In the event that the Specifications include a functional requirement requiring in accordance with Standard Operating Procedures an assay utilizing any reagent that is generally commercially available from TWTI or otherwise not available from any Third Party, then TWTI shall provide, at no charge to ACLA, reasonable quantities of such reagents to perform such assay reasonably sufficient for ACLA to analyze shipments of Cleavage Enzyme to ACLA for conformance with Specifications hereunder. If TWTI does not provide such reagents for any particular shipment of Cleavage Enzymes hereunder, then such shipment shall be deemed to fail such functional requirement. Likewise, if the Specifications include a functional requirement requiring in accordance with Standard Operating Procedures an eTag Functional Assay (as defined in Section 2.4(e) above), then ACLA shall provide, at no charge to TWTI, such software and reasonable quantities of such reagents reasonably sufficient for TWTI to perform such eTag Assay to analyze Cleavage Enzyme for shipment to ACLA for conformance with Specifications hereunder. If ACLA does not provide such software or reagents for quantities of Cleavage Enzyme to be supplied hereunder, then such functional requirement shall be deemed to be excluded from the Specification for such quantities. Reagents and software provided by one Party to the other Party pursuant to this Section 2.8(b) shall be used solely by the receiving Party for purposes of analyzing Cleavage Enzyme to be supplied or supplied hereunder, as applicable, for conformance with the applicable Specifications and for no other purpose.

           (c) Replacement Shipments. Subject to the terms and conditions of this Agreement, including Section 2.9 below, as soon as commercially practicable but no later than

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sixty (60) days of receiving a Statement of Non-Compliance in accordance with the foregoing, whether or not TWTI accepts ACLA's basis for rejection, TWTI shall provide replacements for the shipment of Cleavage Enzyme subject to such Statement of Non-Compliance and deliver, at TWTI's expense, to ACLA a replacement shipment with an accompanying Quality Assurance Certificate for each of such replacement shipment of Cleavage Enzyme. Within thirty (30) days of receiving a shipment of Cleavage Enzyme and accompanying Quality Assurance Certificate, ACLA shall inform TWTI pursuant to Section 2.9, that said shipment either conforms to Specifications by delivering to TWTI an Acceptance Certificate or does not conform to such Specifications by delivering to TWTI a Statement of Non-Compliance. If ACLA does not deliver an Acceptance Certificate, and does not deliver a Statement of Non-Compliance, to TWTI within such thirty
(30) day time period, the shipment shall be deemed to be conforming and accepted by ACLA. Additionally, ACLA shall cooperate with TWTI in determining whether issuance of a Statement of Non-Compliance was necessary or justified, and any dispute with respect thereto shall be resolved in accordance with Section 2.9.

           (d) Labeling. TWTI shall clearly label, in accordance with the Specifications in Exhibit 2.2, each container containing Cleavage Enzyme for supply hereunder with a unique Lot number, part number, description of contents and other identifying information, as applicable.

           (e) Good Manufacturing Practices. TWTI shall manufacture Cleavage Enzymes for supply hereunder in accordance with applicable current Good Manufacturing Practices (as defined by the U.S. Food and Drug Administration).

           (f) Standard Operating Procedures. TWTI and ACLA shall analyze Cleavage Enzymes using the applicable Standard Operating Procedures and shall not deviate from the Standard Operating Procedures without the prior written approval of the other Party, such approval not to be unreasonably withheld. Within thirty (30) days of the Effective Date, TWTI shall provide ACLA with copies of all Standard Operating Procedures used to test the Cleavage Enzymes identified in Exhibit 2.2 for compliance with the Specification therefor, and ACLA shall comply with such Standard Operating Procedures when analyzing Cleavage Enzymes for compliance with the applicable Specifications. Within thirty (30) days of any amendment to Exhibit 2.2 to include additional Cleavage Enzymes, TWTI shall provide ACLA with the Standard Operating Procedures with respect to such additional Cleavage Enzyme and the Parties will utilize such Standard Operating Procedures with respect to testing such Cleavage Enzyme, and neither Party shall deviate from such Standard Operating Procedures without the prior written approval of the other Party, such approval not to be unreasonably withheld.

           (g) Pre-Shipment Samples. The Parties may agree in writing from time to time that in order to facilitate the orderly shipment and acceptance of large orders that TWTI will provide ACLA with a Pre-Shipment Sample for a particular Lot that would be tested by ACLA to determine if such Lot conforms with Specifications, and ACLA shall issue either a Certificate of Acceptance or a Certificate of Nonconformance based upon such testing as appropriate and otherwise in accordance with Section 2.9, and in accordance with Standard Operating Procedures, prior to shipment of the order.

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           (h) Inspection of TWTI Facilities. ACLA may, at reasonable times during normal business hours and upon request made upon reasonable prior notice to TWTI, not less than thirty (30) days or more than three (3) times per calendar year, inspect TWTI's specific facilities used for manufacturing the Cleavage Enzymes for ACLA, TWTI's manufacturing procedures for compliance with Standard Operating Procedures, TWTI's inventory of Cleavage Enzymes required under Section 2.13, and TWTI's batch records, work-in-progress, raw materials, and production records for the Cleavage Enzymes supplied to ACLA under this Agreement. All information observed by ACLA during the course of such inspection shall be deemed to be the Confidential Information of TWTI under this Agreement without requirement that it be marked or confirmed as such in writing.

           (i) Technical Contacts. Within thirty (30) days of the Effective Date, each Party shall notify the other Party in writing of the names, telephone number, fax numbers, and e-mail addresses of at least one person to serve as the Party's technical contact under this Agreement and at least one person to serve as the Party's business contact under this Agreement. A Party may change its business or technical contacts at any time with written notice to the other Party.

     2.9   Inspection and Rejection.

           (a) Warranties. Subject to the terms and conditions of this Agreement, TWTI warrants that the Cleavage Enzymes supplied by TWTI hereunder will meet the Specifications for the applicable Cleavage Enzyme, in Exhibit 2.2, at the time of delivery of the Cleavage Enzyme by TWTI to the carrier. Subject to the terms and conditions of this Agreement, TWTI further represents and warrants that title to all Cleavage Enzyme supplied by TWTI hereunder shall pass to ACLA free and clear of all security interests, liens and other encumbrances pursuant to Section 2.6. Notwithstanding anything to the contrary, ACLA's sole and exclusive remedy, and TWTI's sole and exclusive liability, for a breach of a warranty under this Section 2.9 and for any non-conforming Cleavage Enzyme under
Section 2.8 shall be to return the non-conforming Cleavage Enzymes to TWTI at TWTI's expense for replacement or credit, at ACLA's option. Cleavage Enzymes shall be considered non-conforming only if they fail to conform to the Specifications. Notwithstanding the foregoing, nothing in this Section 2.9 shall waive any rights ACLA may have with respect to backup manufacturing rights provided for in Section 2.10(c) and/or under Release Conditions as defined in
Section 1.11.

           (b) Non-Conforming Shipments. If within thirty (30) days from receipt of a shipment of Cleavage Enzyme ACLA finds by analysis in accordance with the Standard Operating Procedures for the applicable Cleavage Enzyme that the Cleavage Enzyme does not comply with the applicable Specifications, ACLA shall provide TWTI with a Certificate of Nonconformance for said shipment, such Certificate of Nonconformance to include a written statement specifying the nature and basis for the claim and a Statement of Non-Compliance for the shipment. ACLA shall also return such non-conforming Cleavage Enzyme in accordance with TWTI's reasonable instructions, at TWTI's expense; provided that ACLA may retain a reasonable sample thereof solely for further testing, including for example, testing pursuant to Section 2.9(d). ACLA and TWTI shall cooperate to solve such a claim in good faith as quickly as possible. If ACLA does not deliver an Acceptance Certificate, and does not deliver a

Certificate of Nonconformance, to TWTI within such thirty (30) day time period, after receipt of shipment, the shipment shall be deemed to be conforming and accepted by ACLA.

           (c) Third Party Verification. If, within a period of thirty (30) days after TWTI's receipt from ACLA of a Statement of Non-Compliance, TWTI is unable to verify that the applicable Cleavage Enzyme failed to conform to the Specifications at the time of original delivery by TWTI to the carrier, then the matter shall be submitted to and be finally decided by a nationally recognized independent testing laboratory if requested by either Party. This laboratory shall be selected by TWTI and approved in writing by ACLA, such approval not to be unreasonably withheld and not to be delayed more than ten (10) days, if not otherwise agreed in writing by both parties within five (5) days of either Party's request.

           (d) Third Party Testing. ACLA shall send a sample of the non conforming shipment and a copy of the Certificate of Nonconformance to said testing laboratory within ten (10) days of either Parties written request. Said testing laboratory shall be requested by the Parties to complete its testing and to render its written decision, supported by its description of procedures and basis for its findings within thirty (30) days after being engaged to perform said testing. The laboratory shall use the assays set forth in the Specifications and Standard Operating Procedures for the applicable Cleavage Enzyme. Each Party, at its own expense, shall reasonably assist and cooperate with such laboratory in performing such testing by making available such documentation (including Standard Operating Procedures), facilities, reagents and other materials as the laboratory may request of the Party. The Parties agree that the written decision of said testing laboratory shall be accepted as final and binding. In case the laboratory test proves that the relevant Cleavage Enzymes did not comply with the Specifications at the time of delivery by TWTI to the carrier, then all cost and expense of transportation, shipping, insurance, and the like related to the testing shall be paid by TWTI, otherwise, TWTI shall transfer such Cleavage Enzyme back to ACLA and such cost and expense shall be paid by ACLA together with the Transfer Price for the rejected Cleavage Enzyme and any replacement Cleavage Enzyme.

           (e) Credit or Refund. In the event that Cleavage Enzyme supplied by or on behalf of TWTI under the terms of this Agreement is determined to be non-conforming Cleavage Enzyme, TWTI shall credit ACLA for the full purchase paid to TWTI, if any, for such non-conforming Cleavage Enzyme.

           (f) Recalls. In the event that TWTI initiates a recall of a Lot, or Lots, of Cleavage Enzyme supplied to ACLA hereunder ("Affected Lots") based on, or arising out of, defects in materials or workmanship, improper manufacture of such Cleavage Enzyme, contamination, or failure of the Cleavage Enzyme to meet the Specifications, and if ACLA has accepted any Cleavage Enzyme from such Affected Lots prior to the recall, then TWTI shall promptly, but in any case within five (5) business days, notify ALCA in writing that TWTI has initiated a recall of Cleavage Enzyme from Affected Lots. Such written notice shall identify the Affected Lots to ACLA and shall contain a description of the defects giving rise to the recall. TWTI shall bear any out-of-pocket costs and expenses incurred by ACLA as required to implement the recall, or replacement, of any Cleavage Enzyme from Affected Lots.

     2.10  Shortage of Supply.

          (a) Escrow. Unless otherwise mutually agreed by the parties, within thirty (30) days of the Effective Date TWTI shall enter into an escrow agreement for the benefit of ACLA hereunder for the Deposit Materials with a mutually agreed escrow agent on the terms and conditions presented by the escrow agent in its standard escrow agreement, subject to the terms and conditions set forth in this Section 2.10. Within fifteen (15) days after entering into such escrow agreement, TWTI shall place in escrow with the escrow agent the Deposit Materials for each Cleavage Enzyme that TWTI is obligated to supply under this Agreement.

               (i) Updates. TWTI shall update the Deposit Materials for each Cleavage Enzyme in escrow at least each time the Specification for the Cleavage Enzyme is modified in accordance with this Agreement, and otherwise as necessary to maintain all Deposit Materials current, but no less often than once per calendar year. Such updates shall include updates to the working stock and plasmids as necessary to maintain un-expired working stock of Cleavage Enzyme that performs to the then current agreed Specification, based upon the expiration dates determined by TWTI.

               (ii) Cleavage Enzyme Samples. Concurrent with TWTI's deposit in escrow of the Deposit Materials for a Cleavage Enzyme under this Section 2.10(a), TWTI shall provide to ACLA a sample of Cleavage Enzyme manufactured from the working cell stock derived from the master cell line for the Cleavage Enzyme. ACLA shall analyze this sample using the applicable Standard Operating Procedures and shall not deviate from the Standard Operating Procedures without the prior written approval of TWTI, such approval not to be unreasonably withheld, and shall, within thirty (30) days of receipt thereof, provide TWTI with a Certificate of Acceptance or a Certificate of Nonconformance. In the event of non-conformance, the procedures in Section 2.9 shall apply.

               (iii) Release. The Deposit Materials for a Cleavage Enzyme will be released to ACLA only upon the occurrence of a Release Condition for that Cleavage Enzyme. It is acknowledged and agreed that TWTI may segregate the Deposit Materials under separate escrow agreements for each Cleavage Enzyme so that only those Deposit Materials pertaining to the manufacture of the particular Cleavage Enzyme for which a Release Condition has occurred will be released to ACLA. All Deposit Materials released to ACLA shall be treated as the Confidential Information of TWTI, and shall be used only by ACLA, and its contract manufacturer authorized in accordance with this Section 2.10, to manufacture Cleavage Enzyme in accordance with this Section 2.10.

               (iv) Audits. ACLA shall have the right to have an independent technical auditor that is approved by TWTI, which approval will not be unreasonably withheld, inspect and test the Deposit Materials from time to time, but no more than once per year, to evaluate the sufficiency thereof for purposes of ACLA's exercise of its rights under this Section 2.10; provided that the auditor shall be required to enter into a reasonable confidentiality agreement with TWTI. For the sake of clarity, such inspection and testing may include, at the auditor's discretion, test production of Cleavage Enzyme from the working stock/plasmids in the Deposit Materials.

               (v) Fees. ACLA shall be solely responsible for, and will indemnify TWTI from and against, the fees payable to the escrow agent(s) in connection with this Agreement or any escrow agreement entered into pursuant to this Section 2.10(a).

          (b) Backup Manufacturing License. Subject to the terms and conditions of this Agreement, TWTI hereby grants to ACLA, and ACLA hereby accepts, a non-exclusive, non-transferable (except as set forth in Section 8.2 and 2.10(b)(i)) license under the TWTI Technology, without right to grant or authorize sublicenses, as necessary to make, and have made, solely to the extent set forth in this Section 2.10 Cleavage Enzyme that complies with the Specification of a Cleavage Enzyme for which a Release Condition has occurred, and if such Release Condition occurred as a result of an event of the type described in Section 8.3, has not been cured pursuant to Section 2.10(d), provided that all Cleavage Enzyme manufactured under this Section 2.10 shall be distributed and used solely as part of Licensed Product to perform Multiplex Invader Applications under and in accordance with the License Agreement.

               (i) Have Made Rights. ACLA may exercise its right to have Cleavage Enzyme manufactured under this Section 2.10(b) solely through third party contract manufacturers reasonably necessary to meet ACLA's requirements for Cleavage Enzyme for distribution and use in accordance with the License Agreement and subject to TWTI's approval, not to be withheld except with respect to entities which make or sell products that TWTI reasonably considers to be competitive with TWTI's products or TWTI Technology or are located in countries outside the United States if TWTI has reasonable concerns with the protection afforded to Intellectual Property Rights in the applicable country; and provided that such third party manufacturer (A) enters into a reasonable confidentiality agreement with ACLA (a copy of which is provided to TWTI in advance of manufacture) that is at least as protective against the unauthorized use and disclosure of Confidential Information of TWTI as the terms and conditions of this Agreement and (B) agrees to supply and otherwise transfer the manufactured Cleavage Enzyme only to ACLA and not to any other party.

               (ii) Other Restrictions. Notwithstanding anything to the contrary, ACLA shall not exercise any of its rights under this Section 2.10(b) except to the extent expressly permitted in Section 2.10(c) and 2.10(d) below. All Cleavage Enzyme obtained pursuant to this Section 2.10 is and shall be subject to restriction as set forth in Section 2.2 above and the License Agreement. No Deposit Material that is released to ACLA shall be used or otherwise exploited except as necessary for ACLA to exercise its rights to manufacture the applicable Cleavage Enzyme in accordance with this Section 2.10.

          (c) Right to Manufacture. ACLA agrees that it will not exercise its rights to manufacture, and have manufactured, a Cleavage Enzyme under the license granted in Section 2.10(b) (the "Backup Manufacturing License") unless a Release Condition has occurred with respect to the Cleavage Enzyme. ACLA shall not manufacture or have manufactured any Cleavage Enzyme that is distributed, used, or otherwise exploited other than in accordance with the License Agreement.

          (d) Cure by TWTI. In the event that a Release Condition arises out of or results from an event of the type described in Section 8.3, ACLA's right to exercise the Backup Manufacturing License with respect to a particular Cleavage Enzyme shall continue in effect only until such time as TWTI (i) has supplied at ACLA's request, up to all quantities of any Cleavage Enzyme that were the subject of a Failure to Supply and (ii) demonstrated for three (3) consecutive months that it is able to supply ACLA's requirements of that Cleavage Enzyme necessary for distribution and use in accordance with the License Agreement. It is understood that at such time as the provisions of (i) and (ii) above have been met, TWTI will have the right to resume supply of Cleavage Enzyme with such resumption to be made over the course of a phase in period in which supply by TWTI of the Cleavage Enzyme is ramped up concurrent with a wind down by ACLA in the manufacture of the Cleavage Enzyme, each as reasonably established to avoid disruptions in distribution and use of Cleavage Enzyme in accordance with the License Agreement, and to minimize the financial impact on ACLA. At the end of such phase-in period, which shall include at least two (2) consecutive calendar months of supply by TWTI of ACLA's full requirements of the Cleavage Enzyme necessary for distribution and use in accordance with the License Agreement, ACLA shall discontinue all exercise of the Backup Manufacturing License with respect to the applicable Cleavage Enzyme; provided that the Backup Manufacturing License shall remain in effect during the Term of this Agreement and may be further exercised by ACLA in accordance with this Section 2.10 in the event that an additional Release Condition occurs with respect to a Cleavage Enzyme. TWTI shall, prior to ACLA's discontinuation of the Backup Manufacturing Rights, reimburse ACLA for ACLA's actual out of pocket costs incurred to setup and validate manufacturing, to purchase or lease equipment and to terminate and wind down such manufacturing capability, including any purchase of unused inventory of raw materials, in each case calculated in accordance with GAAP and reasonably necessary for ACLA to exercise its rights in accordance with this Section 2.10 and manufacture ACLA's reasonable requirement for quantities of Cleavage Enzyme for distribution and use under the License Agreement. In such event, ACLA will assign and transfer to TWTI all right, title, and interest in and to such equipment and raw materials, not subject to any liens or encumbrances. Notwithstanding the foregoing, TWTI shall have no obligation to purchase any equipment or raw materials that have been damaged, or have otherwise been subject to misuse, abuse, neglect, or other improper handling, maintenance, or conditions, all as reasonably determined.

          (e) Assistance. In the event that a Release Condition occurs, TWTI will use all reasonable commercial efforts to assist ACLA in securing supply terms for raw materials that are similar to the terms in TWTI's agreements with its suppliers of raw materials, and TWTI shall otherwise diligently cooperate with ACLA without charge as necessary to enable ACLA to exercise its rights under this Section 2.10 in accordance with this Agreement, including to identify a third party contract manufacturer acceptable to both Parties.

          (f) Sole Remedy. THIS SECTION 2.10 SHALL BE ACLA'S SOLE AND EXCLUSIVE REMEDY, AND TWTI'S SOLE AND EXCLUSIVE LIABILITY, FOR A FAILURE TO SUPPLY BY TWTI. For clarity, ACLA shall, with the exception of any reconciliation payments, remain obligated to pay to TWTI in full all amounts in accordance with the License Agreement notwithstanding any Failure to Supply or breach by TWTI under this Agreement. ALL RIGHTS NOT EXPRESSLY GRANTED BY TWTI IN THIS SECTION
2.10 ARE RESERVED TO TWTI.

     2.11 Manufacturing Entity. The Parties shall take such actions to form and operate the Manufacturing Entity all as set forth in and in accordance with
Exhibit 2.11. For clarity, it is
understood that ACLA shall have the right to exercise its rights under Section
2.10 through the Manufacturing Entity.

     2.12 Third Party Contractors. TWTI shall have the right at any time to satisfy its supply obligations to ACLA under this Agreement either in whole or in part through arrangements with third parties engaged to perform services or supply facilities or goods in connection with the manufacture, testing, and/or packaging of Cleavage Enzyme, provided that TWTI shall remain responsible for compliance with its obligations under this Agreement. Prior to having Cleavage Enzyme manufactured by a Third Party, TWTI shall obtain ACLA's prior written consent to the particular Third Party unless it is an Affiliate of TWTI or is not listed in Exhibit 2.12, which consent shall not be unreasonably withheld or delayed by ACLA.

     2.13 Inventory. Beginning January 1, 2003, TWTI agrees that during the following three (3) calendar quarters of the Term, it will maintain an inventory of Cleavage Enzyme that is no less than one hundred fifty milligrams (150 mg) of each Cleavage Enzyme that it is obligated to supply under this Agreement. Thereafter, TWTI will maintain an inventory of no less than ten percent (10%) of the average of the total quantity of Cleavage Enzyme ordered by ACLA, and which TWTI was obligated to supply, in accordance with this Article 2 for delivery in each of the three (3) calendar quarters immediately preceding the then current calendar quarter.

                                   ARTICLE 3

                               Payment Provisions

     3.1 Payment. ACLA shall make full payment to TWTI for all Cleavage Enzyme shipped hereunder no later than forty-five (45) days from the date of TWTI's invoice; except that the balance of the Transfer Price for Cleavage Enzyme provided to Enabled Customers, or used by ACLA, shall be paid to TWTI in accordance with the License Agreement.

     3.2 Mode of Payment. All payments shall be made by check or direct wire transfer of United States Dollars in immediately available funds in the requisite amount to such bank account as TWTI may from time to time designate by written notice to ACLA; provided that all payments above One Million United States Dollars (U.S. $1,000,000) shall be made by direct wire transfer.

     3.3 Taxes. Transfer Prices do not include, and payments will be made without reduction for, taxes (such as, without limitation, sales and withholding taxes), fees or charges imposed by government authorities. If TWTI has the legal obligation to collect and/or pay any such sales, use, excise, value added, or similar taxes in connection with the transfer of Cleavage Enzyme hereunder, then the appropriate amount shall be invoiced to and paid by ACLA, unless ACLA provides TWTI with a valid tax exemption certificate authorized by the appropriate taxing authority. Any such taxes, duties, fees, and charges shall otherwise be the sole responsibility of, and shall be paid by, ACLA, and ACLA shall indemnify TWTI from and against all such amounts. ACLA shall provide TWTI with official receipts issued by the appropriate taxing authority, or such other evidence, each as is reasonably requested by TWTI to establish that such amounts have been properly paid. Notwithstanding the foregoing, TWTI shall be solely responsible for its own income taxes. Subject to the foregoing, TWTI agrees to cooperate reasonably with ACLA regarding the formalities of shipment, customs clearance, and the like, for shipments of Cleavage Enzyme outside the United States if reasonably possible to reduce ACLA's taxes, without additional cost or expense to TWTI, through the manner in which such formalities are handled and whether they are handled by TWTI or ACLA.

     3.4 Late Payment. Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional two percent (2%), or the maximum rate permitted by law, calculated on the number of days after TWTI provides ACLA with written notice that the payment is past due. This Section 3.4 shall in no way limit any other remedies available to either Party.

                                   ARTICLE 4

                                    Labeling

All Cleavage Enzyme obtained by ACLA under this Agreement shall be labeled, prior to distribution by ACLA to any other party, with the TWTI Marks in accordance with Section 3.7 of the License Agreement and with the field of use restrictions applicable in accordance with this Agreement and the License Agreement.

                                   ARTICLE 5

                                 Confidentiality

     5.1 Confidential Information. All Confidential Information provided by a Party in connection with this Agreement will be treated as Confidential Information provided by such Party under the License Agreement and will be subject to the terms of the License Agreement. TWTI shall have the right to use Confidential Information provided by ACLA to perform its obligations under this Agreement. A breach of Article 7 of the License Agreement by a Party, however, shall be treated as a breach of both this Agreement and the License Agreement.

     5.2 Terms of Agreement; Press Release. Except to the extent required by applicable law or as otherwise permitted in accordance with this Section 5.2, neither Party shall disclose or make any public announcements concerning this Agreement or the terms hereof without the prior written consent of the other Party. Notwithstanding the foregoing, each Party shall have the right to issue a press release in accordance with the License Agreement and to disclose this Agreement, and its terms (i) to advisors and investors on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof; (ii) as required by any court or other governmental body; (iii) as otherwise required by law; (iv) in confidence to legal counsel of such parties; (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; (vi) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (vii) as required in connection with any government or regulatory filings, including without limitation filings with the SEC; provided that such disclosing Party shall: (a) give reasonable advance written notice to the non-disclosing Party of the proposed disclosure and the reason for such disclosure; (b) consider in good faith comments and requests of the non-disclosing Party regarding such proposed disclosure that are received by the disclosing Party within two (2) business days after the non-disclosing Party's receipt of the proposed disclosure; and (c) use reasonable efforts to secure confidential treatment of such disclosed information.

     5.3 Proprietary Markings. Neither Party shall remove or obscure any trademark, trade name, copyright notice, patent marking or other proprietary notice from any Cleavage Enzyme or materials provided to it by the other Party in connection with this Agreement.

                                   ARTICLE 6

                         Representations and Warranties

     6.1 Representations by TWTI. TWTI represents and warrants that as of the Effective Date that: (i) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement; (ii) it has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; (iii) it has the rights to grant the rights and licenses under Section 2.10; (iv) to TWTI's knowledge as of the Effective Date, the making, using, and selling of Cleavage Enzyme identified in Exhibit 2.2 does not require the infringement of the Intellectual Property Rights of any Third Party; (v) the performance of its obligations under this Agreement do not conflict with, or constitute a default under its charter documents, any contractual obligation of TWTI or any court order; and (vi) that all materials deposited in Escrow under Section 2.10(a) as of the Effective Date are under TWTI Control.

     6.2 Representations by ACLA. ACLA represents and warrants that, as of the Effective Date: (i) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement; (ii) it has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (iii) the performance of its obligations under this Agreement do not conflict with, or constitute a default under its charter documents, any contractual obligation of ACLA or any court order.

     6.3  Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS
ARTICLE 6 OR SECTION 2.9(a), NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, AND ANY OTHER STATUTORY WARRANTY.

                                   ARTICLE 7

                              Term and Termination

     7.1 Term. This Agreement will commence upon the Effective Date and, unless earlier terminated, shall continue in effect until expiration or termination of the License Agreement for any reason (the "Term").

     7.2 Termination for Cause. Either Party shall have the right to terminate this Agreement upon final determination, in accordance with Section 8.7 below, of material failure by the other Party to comply with any term of this Agreement. Subject to the foregoing, a failure of ACLA to make payment shall be considered such a material failure unless cured within fifteen (15) days of receipt of written notice of such non-payment.

     7.3 Cross Termination with License Agreement. This Agreement shall terminate immediately without requiring any action by either Party upon any termination or expiration of the License Agreement. Notwithstanding the foregoing, in the event that the License Agreement expires in accordance with
Section 10.1 of the License Agreement, then TWTI will agree to extend the Term of this Agreement until the later of ten (10) years after the Effective Date or eight (8) calendar months after such expiration of the License Agreement, provided that, in consideration of such agreement by TWTI, ACLA enters into a written agreement with TWTI (the "Extension Agreement") that (i) prevents such Cleavage Enzyme, and any Probe Sets and Licensed Products, from being used, distributed, or otherwise exploited in any manner other than in the same manner as was permitted by the License Agreement prior to its expiration, (ii) obligates ACLA to make payments to TWTI in the same manner as was required under the License Agreement prior to such expiration, and (iii) otherwise includes the same terms and conditions as the License Agreement, excluding Section 6.4 and provided that the period of confidentiality in Section 7.1 shall be extended by a mutually agreed amount and ACLA's indemnity to TWTI in Section 9.2 shall be modified to indemnify TWTI in an equivalent manner, but to reflect the fact that ACLA may not be exercising licenses under TWTI's Intellectual Property Rights. It is acknowledged and agreed that TWTI's agreement to extend the Term of this Agreement would be provided in consideration for such agreement by ACLA, including to pay the same amounts as set forth in the License Agreement after expiration of Patents in the TWTI IP. Notwithstanding the foregoing, TWTI shall no obligation to grant any additional rights or licenses to ACLA under TWTI's Intellectual Property Rights in connection with such agreement between the Parties, whether through implied licenses or exhaustion associated with the sale of Cleavage Enzyme, or otherwise, and ACLA shall receive no rights or licenses beyond those granted in the License Agreement. Notwithstanding the above, except pursuant to the Extension Agreement, ACLA shall be under no obligation to purchase Cleavage Enzyme from TWTI and TWTI shall be under no obligation to supply Cleavage Enzyme to ACLA after the expiry of the License Agreement.

     7.4  Consequences of Termination or Expiration.

          (a) Return of Materials. Upon termination or expiration of this Agreement each Party will promptly return all records and materials in its possession or control containing or comprising the other Party's know-how or other Confidential Information to which the former Party does not expressly retain rights hereunder or under the License Agreement.

          (b) Accrued Liability. Termination or expiration of this Agreement for any reason shall not release either Party hereto from any liability which at the time of such termination or expiration has already accrued to the other Party prior to such time. Such termination or expiration will not relieve a Party from accrued payment obligations or from obligations which are expressly indicated in this Agreement to survive termination or expiration of this Agreement.

          (c) Survival. The following Articles and Sections of this Agreement shall survive its termination or expiration: Articles 1, 3, 5, 6, and 8 and Sections 2.2(b), 2.5(d), 2.8(a)

(last sentence), 2.8(b) (last sentence), 2.9(a), 2.9(b) (last sentence), 2.9(c), 2.9(d), 6.3, 7.3 and 7.4. All obligations to make payments to TWTI shall survive any expiration or termination of this Agreement. In addition, upon expiration, but not earlier termination, ALCA's rights under Section 2.10(b) in the trade secrets within the TWTI Technology shall survive; otherwise all rights and licenses granted to ACLA under Section 2.10 shall terminate. To the extent requested by TWTI in the event of any termination or expiration of this Agreement, ACLA shall be obligated to purchase for delivery no later than thirty
(30) days thereafter, and in accordance with the terms and conditions of this Agreement, including pricing, in effect prior to such termination or expiration, the inventory of Cleavage Enzyme that TWTI was required to maintain under
Section 2.13.

                                   ARTICLE 8

                               General Provisions

     8.1 Relationship of the Parties. The Parties are independent contractors. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party will incur any debts or make any commitments for the other Party.

     8.2 Assignments. Except as expressly provided herein, neither this Agreement nor any interest hereunder will be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Party; provided, however, that a Party shall have the right to assign and otherwise transfer this Agreement as a whole without consent to any successor that acquires all or substantially all of the business or assets of such Party by way of merger, consolidation, other business reorganization, or the sale of stock or assets, provided that the assigning Party notifies the other Party in writing of such assignment, both the License Agreement and the InvaderCreator Access Agreement are concurrently transferred in their entirety to such successor in accordance with their terms, and such successor agrees in writing to be bound by the terms and conditions of this Agreement, the License Agreement, and the InvaderCreator Access Agreement. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 8.2 will be null and void.

     8.3 Force Majeure. Except with respect to payment of money, no Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party. The excused Party shall be excused for a time period reasonably sufficient to remedy the effects of such an event. The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation other than supply of Cleavase Enzyme under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred eighty (180) days, the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

     8.4 Entire Agreement of the Parties; Amendments. This Agreement, the License Agreement, the InvaderCreator Access Agreement, the Letter related to the Transition Manufacturing Plan and the Letter related to InvaderCreator Access Prior to Implementation of Updates, all entered into concurrently, constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and except as expressly provided in Section
2.1 of the License Agreement cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, including, without limitation, the Development and Commercialization Agreement. No waiver, modification or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by the Parties.

     8.5 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

     8.6 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of California, applicable to contracts entered into and to be performed wholly within the State of California, excluding conflict of laws principles.

     8.7  Dispute Resolution.

          (a) General. Except as otherwise provided in this Section 8.7 below, in the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the Parties hereunder, either Party shall have the right to initiate dispute resolution by sending written notice of the dispute, and an intent to arbitrate such dispute, to the other Party; provided, however, that any dispute concerning the scope, construction, validity, enforceability or infringement of any Patent within the TWTI Technology shall be heard and decided in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patent or Patents in question. Within twenty (20) days after such notice (either, a "Dispute Notice"), each Party shall cause its Chief Executive Officer or the Chief Executive Officer's high-level executive (at the vice president level or higher) to meet in person to negotiate in good faith a resolution to the dispute within twenty (20) days of the first such meeting. If the dispute is unresolved during such period, then any Party may initiate arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") then in force. The Parties shall use their commercially reasonable efforts to conclude the arbitration within six (6) months after the arbitrator has been appointed. The venue of such arbitration shall be in Madison, Wisconsin for disputes brought by ACLA and Santa Clara County, California for disputes brought by TWTI.

          (b) Judgments. An award rendered pursuant to this Section 8.7 shall be final and binding upon all parties participating in such arbitration. The arbitrator may, upon competent proof, grant any remedy or relief that the arbitrator deems just and equitable under the terms and conditions of this Agreement. Nothing in this Agreement shall be deemed as preventing any Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.

          (c) Preliminary Injunctions. Notwithstanding anything to the contrary in this Section 8.7, a Party shall have the right to seek a temporary restraining order or preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss or damage on a provisional basis, pending the decision of the arbitrator(s) on the merits under this Section 8.7.

     8.8 Notices and Deliveries. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person, transmitted by telecopier (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

     If to TWTI, addressed to:

                     Third Wave Technologies, Inc.
                     502 South Rosa Road
                     Madison, Wisconsin 53719
                     Attn.: President
                     Fax: 608-273-8618

     With a copy to:

                     Wilson Sonsini Goodrich & Rosati
                     650 Page Mill Road
                     Palo Alto, California 94304-1050
                     Attn.: Ian B. Edvalson, Esq.
                     Fax: 650-493-6811

     If to ACLA, addressed to:

                     ACLA BioSciences, Inc.
                     1288 Pear Avenue
                     Mountain View, California 94043
                     Attn.: President and CEO
                     Fax: 650-210-9271

     With a copy to:

                     Latham & Watkins
                     135 Commonwealth Drive
                     Menlo Park, California 94025
                     Attn.: Michael W. Hall, Esq.
                     Fax: 650-463-2600

     8.9 No Consequential Damages. EXCEPT WITH RESPECT TO UNAUTHORIZED EXPLOITATION OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF CONFIDENTIALITY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE ANY OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH DAMAGES.

     8.10 Waiver. A waiver by any Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

     8.11 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective, valid, and enforceable under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid, or unenforceable under applicable law, or causes an Intellectual Property Right of either Party to be unenforceable, such provision will be ineffective only to the extent of such prohibition, unenforceability, or invalidity, without invalidating the remainder of this Agreement. The Parties will make a good faith effort to replace the applicable provision with a valid one, or one that remedies the unenforceability of the Intellectual Property Rights, as applicable, which the Parties agree has effect that is consistent with the original provision. In the event the Parties do not agree upon such a substitute provision, either Party shall have the right to terminate this Agreement by providing sixty (60) days written notice of termination to the other.

     8.12 Compliance with Laws. Notwithstanding anything to the contrary contained herein, all rights and obligations of ACLA and TWTI are subject to prior compliance with, and each Party shall comply with, all United States and foreign export and import laws, regulations, and orders, and such other United States and foreign laws, regulations, and orders as may be applicable, including obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions.

     8.13 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which will for all purposes be deemed to be an original.

Third Wave Technologies, Inc.               ACLARA BioSciences, Inc.

By: ____________________________________    By:_________________________________

Name: __________________________________    Name: ______________________________

Title: _________________________________    Title: _____________________________

Date: __________________________________    Date: ______________________________

                                  EXHIBIT 1.16

                                 Transfer Price

 CLEAVASE *** AND CLEAVASE ***:

--------------------------------------------------------------------------------
          Volume          Price per microgram      Total Invoice Price
--------------------------------------------------------------------------------
           ***                    ***                      ***
--------------------------------------------------------------------------------
           ***                    ***                      ***
--------------------------------------------------------------------------------
           ***                    ***                      ***
--------------------------------------------------------------------------------




 CLEAVASE X AND CLEAVASE XI:

--------------------------------------------------------------------------------
Transfer Price       ***
--------------------------------------------------------------------------------



__________________
***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   Exhibit 2.2

                               Cleavage Enzyme(s)

***
***
***
***



_______________
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  Exhibit 2.11

                              Manufacturing Entity

A. Formation of Manufacturing Entity. Subject to the terms and conditions of this Agreement, this Exhibit 2.11 and such other terms and conditions as would be required to allow ACLA to exercise its Back Up Manufacturing rights *** TWTI and ACLA shall organize and establish upon the occurrence of a Trigger Event (as defined in Paragraph A.5 of this Exhibit 2.11 below) the entity, as described in this Exhibit 2.11 (the "Manufacturing Entity"), ***.

     1. Form. Unless otherwise agreed in writing by the Parties, the Manufacturing Entity shall ***.


     2. Control. Subject to the terms and conditions of this Agreement and this Exhibit 2.11, TWTI and ACLA agree that ***. Accordingly, *** in accordance with this Agreement and the License Agreement. Without limiting the foregoing, the Manufacturing Entity shall ***.

     2. Formation and Governance Documents and Agreements. Except to the extent that terms are expressly required by this Agreement, all terms regarding formation, governance, and operation of the Manufacturing Entity shall be determined ***.

     3. Capitalization. TWTI and ACLA will be ***. Manufacturing Entity shall have ***. Without limiting the foregoing, the Manufacturing Entity shall ***. Notwithstanding anything to the contrary, TWTI ***.

     4. Trigger Events. For purposes of this Exhibit 2.11, "Trigger Event" means the occurrence of any of the following:

          (i)   Failure to Supply. a Failure to Supply has occurred;

          (ii) Filing of a Petition in Bankruptcy. the filing by TWTI, in any court or agency pursuant to any statute or regulation of the United States or of any individual state or foreign country, of a petition in bankruptcy or for the appointment of a receiver or trustee for TWTI or all or substantially all of its assets, or of a petition for any other equivalent proceedings in any such court or agency;

          (iii) Involuntary Bankruptcy. if TWTI is served with an involuntary petition against it in bankruptcy, or a petition for the appointment of a receiver or trustee for TWTI, or all or substantially all of TWTI's assets, or for any other equivalent proceedings, under any such


__________________
***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

statute or regulation and in any such court or agency, and such petition is not dismissed with sixty (60) days after the filing thereof; or

          (iv) Dissolution for Benefit of Creditors. if TWTI shall propose or be a party to any dissolution or liquidation of TWTI, or if TWTI shall make an assignment of all or substantially all of its assets for the benefit of creditors.

B. Backup Manufacturing Agreement. Except for the agreement described in this Paragraph B of this Exhibit 2.11 and the rights and licenses therein, ***. Promptly after formation of the Manufacturing Entity and upon written request by ACLA, TWTI and Manufacturing Entity shall enter into a written agreement (the "Backup Manufacturing Agreement") pursuant to which (i) TWTI shall grant to the Manufacturing Entity a non-exclusive, non-transferable license under the TWTI Technology, without right to grant or authorize sublicenses, as necessary to make, and have made Cleavage Enzyme that complies with the Specification of any Cleavage Enzyme for which a Release Condition has occurred, and if such Release Condition occurred as a result of an event of the type described in Section 8.3 of the Agreement, has not been cured pursuant to Section 2.10(d) of the Agreement, solely for purposes of supply to ACLA (and no other party) of its requirements of such Cleavage Enzyme for purposes of ACLA exercising its rights and licenses under the License Agreement and (ii) Manufacturing Entity shall covenant not exercise its rights to manufacture, and have manufactured, a Cleavage Enzyme unless a Release Condition has occurred with respect to the Cleavage Enzyme and the Deposit Materials for the particular Cleavage Enzyme have been released to ACLA. The Backup Manufacturing Agreement shall include reasonable and customary terms and conditions for a license under these conditions and the applicable terms and conditions from this Agreement including Sections 2.10(b) through (f) with the Manufacturing Entity being substituted for ACLA thereunder mutatis mutandis. Additionally, the Backup Manufacturing Agreement shall include other terms and conditions reasonable and customary in such a license under the circumstances, including a covenant that Manufacturing Entity engage in only those activities that are reasonably necessary to manufacture Cleavage Enzyme for supply to ACLA for distribution and use solely in accordance with this Agreement and the License Agreement.

C. Tax Matters. The Parties shall mutually designate the "tax matters partner" of the Manufacturing Entity within the meaning of Section 6231(a)(7) of the United States Internal Revenue Code of 1986, as amended (the "Code"), so as to minimize the tax implications of the Manufacturing Entity to the Parties. Except to the extent specifically provided in the Code or the any regulation issued by the United States Treasury Department relating to the Code (or the laws of relevant non-Federal taxing jurisdictions), the tax matters partner shall cooperate with the other Party with regard to tax matters, including the authority to make (or decline to make) any available tax elections so as to minimize the tax implications of the Manufacturing Entity to the Parties.

______________
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

D. No publicity. Without the prior written approval *** shall not issue, nor authorize or cause any other party to do so on its behalf, any public announcement or other public statement.

E. Information Rights. *** agrees promptly to provide *** with such information as it may reasonably request related to the operation of the Manufacturing Entity. Without limiting the foregoing, *** shall cause the Manufacturing Entity to maintain complete and accurate books and records regarding all finances and operations of the Manufacturing Entity in a manner reasonably determined by ***, and *** shall have full access to and audit rights of such books and records at all times upon request.

F. Indemnification. *** shall indemnify, defend and hold *** and its Affiliates, agents, employees, officers and directors *** harmless from and against the entirety of any and all Third Party actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses (collectively, "Claims"), that *** may suffer resulting from, or arising out of, or relating to the ***; ***.

H. Term/Wind up of the Manufacturing Entity. The term of the Manufacturing Entity shall continue until expiration or termination of this Agreement. Any time after termination of the Backup Manufacturing Agreement for any reason or expiration of the Manufacturing Entity's term, TWTI shall ***.

J. Compliance with Laws. Notwithstanding anything to the contrary and with the exception of those activities within the control of ***, and the Manufacturing Entity shall be obligated in the Backup Manufacturing Agreement to comply with, any and all laws, rules, regulations, codes, orders, ordinances, and other requirements (including common law) ("Laws") of any international, national, federal, state, foreign, provincial, municipal, local, or other governmental body, including without limitation obtaining all necessary approvals and licenses and complying with all export, import, and tax Laws. With the exception of activities within the control of *** in accordance with applicable Law all amounts that may be necessary or prudent for the Manufacturing Entity to pay under applicable Law.

K. Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as it agrees are reasonable or necessary to carry out the purposes of this Exhibit 2.11 including without limitation, as may be necessary to perfect and give notice to Third Parties of ACLA's rights hereunder. Additionally, *** hereby covenants to operate Manufacturing Entity solely in accordance with this Exhibit 2.11 and solely for the purposes of supply to ACLA of Cleavage Enzymes in accordance with
Section 2.10 of the Agreement reasonably required for its exercise of its rights under the License Agreement and for no other purpose.

________________
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  Exhibit 2.12

                               Restricted Entities

 (The Restricted Entities listed below are intended to include both the parent entities and their respective Affiliates)

***
***
***
***



_______________
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.